Exhibit 99.2

Pixelworks, Inc. 3Q 2026 Conference Call
Wednesday, November 11, 2026
Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2026 conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining us on today’s call. With me on the call are Pixelworks’ Chairman and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the third quarter of 2026.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Wednesday, November 11, 2026. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Please note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss.
With that, I will now turn the call over to Pixelworks’ Chairman and CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone joining us on today’s conference call.
Following the strategic transformation in early 2026, including the prudent exit and monetization of our previous semiconductor business, we are continuing to execute and make significant progress on our effort of building and scaling a pure-play technology licensing business. Anchored by our industry-leading TrueCut Motion platform and advanced visualization solutions, we are positioning Pixelworks to be an enabler of truly differentiated viewing experiences.
During the quarter, we continued to make steady progress toward our near-term objectives of growing the TrueCut ecosystem of premium large-format exhibitors and expanding the availability of cinematic TrueCut Motion-graded content. Revenue for the third quarter was sequentially higher and increased more than 50% year-over-year, and we recognized our first revenue contribution from device licensing — well ahead of our original timeline. We have also continued to be diligent with OpEx spending to reduce the cash used from operations, and we repurchased an additional $1.2 million of the company’s outstanding common stock during the quarter.
As a reminder and context for today’s discussion, I want to briefly reiterate our strategic path for scaling the business. Driving broad adoption of our TrueCut Motion platform begins with the theatrical experience — by partnering with leading premium large-format exhibitors and studios to enable high-fidelity, immersive, motion-graded content for display in their premium theaters. This not only builds a growing library of TrueCut Motion titles, but it also establishes an ecosystem and consumer awareness of a premium viewing experience. As awareness expands, we believe studios will want to further monetize TrueCut motion-graded content and deliver the same authentic cinematic experience to consumers’ homes. This in turn provides a foundation for consumer device certification, where we work with premium device manufacturers to play Truecut motion content as it was intended to be viewed. Each step along this path — from professional services for theatrical content through device certification — represents an incremental revenue opportunity for Pixelworks.
Today, the broad theatrical market landscape is more constructive and naturally aligned than it has ever been in terms of our TrueCut Motion strategy. Year-to-date, the domestic box office has reached approximately $8.5 billion, representing a more than 20% increase over the same period in 2025. Recent industry forecasts suggest the full year 2026 domestic box office is on pace to exceed $10 billion for the first time since the pre-pandemic peak in 2019. This performance has been driven by multiple visually exquisite titles, including Spider-Man: Brand New Day — which is slated to become the highest-grossing film of all time domestically — along with other notable releases, such as The Odyssey and Toy Story 5. More importantly for TrueCut, the industry is continuing to place increasing value on premium large-format experiences.
This increased economic value of PLF venues is clearly demonstrated in the recently reported results of several leading exhibitors and related technology providers. For example, AMC reported that its PLF and XL auditoriums, representing only 8% of its U.S. screens, generated 31% of U.S. admissions revenue in the third quarter — with premium auditorium revenue growing 62% year-over-year. Cinemark noted that premium formats accounted for 18% of its total box office from just 6% of screens, with PLF ticket revenue increasing 50% year-over-year. Also, IMAX delivered record third quarter revenue, with its screens capturing a 6.7% share of the global box office despite representing less than 1% of worldwide screens.
With PLF consistently accounting for roughly 20% of domestic box office revenue from only 4% of total screens — the industry is responding. Exhibitors are prioritizing capital investment and pushing studios toward increased availability of PLF content to take advantage of this increasingly disproportionate share of box-office revenue.
Our TrueCut Motion platform remains uniquely positioned to enable filmmakers, studios and exhibitors to deliver immersive experiences in these premium large format venues — that feature higher frame rate, brighter screens and advanced projector technologies. To date, we’ve announced formal collaborations with Marcus Theatres, ODEON Cinemas Group, Vue, Kinepolis Group, and CINITY. Each of these partners is prioritizing and endorsing TrueCut Motion-enhanced presentations on their most advanced laser, HDR, and premium large-format screens. In addition, Truecut Motion content has also been released and displayed in both Imax and Dolby theaters. We have ongoing efforts to further expand our network of leading exhibitors, and we expect to announce additional partners committed to bringing TrueCut Motion content to their premium screens over the coming months and quarters.
Also fundamental to driving broader adoption of our TrueCut platform is increasing the availability of premium TrueCut Motion-graded content. We remain engaged with a combination of studios and content creators on a growing pipeline of TrueCut Motion-enhanced titles. Most recently, we worked with Universal Pictures on DreamWorks Animation’s original animated feature Forgotten Island, which was released to theaters in late September. The film received strong reviews from both critics and audiences, and we are proud of our team’s motion grading work on both 2D and 3D versions of the film in support of the creators’ vision to deliver a highly immersive experience. We currently have numerous titles targeting releases over the next 4 quarters. And based on the existing lineup of anticipated motion graded titles, we believe that 2027 will be a breakthrough year for new theatrical TrueCut Motion content.
Shifting to our announced collaboration with Meta earlier this week. This multi-year agreement is a major milestone and our first certification agreement directly with a premium home entertainment device manufacturer. The agreement with Meta will bring the same TrueCut Motion experience for immersive cinematic content targeting premium large-format theaters to Meta’s VR Devices, including the upcoming Meta VR Glasses. Thus, preserving director-intended creative choices while also eliminating motion artifacts that can otherwise disrupt an immersive viewing experience.
From our perspective this collaboration marks a turning point for ecosystem adoption. We expect this partnership to meaningfully accelerate our existing pipeline of TrueCut Motion-graded titles, including demand for both planned new theatrical releases and the conversion of existing library content. This commercial proof of the ability to reproduce the premium quality of theatrical experiences on certified devices should increasingly motivate studios and creators toward delivering consistent, premium viewing experiences across both theatrical and device environments. As Meta devices and associated streaming services are commercially launched, we will be able provide additional details about the scope of content that TrueCut Motion is enabling for these devices.
In summary, our focus for 2026 has been to continue the expansion of the premium large format exhibitor ecosystem and bring expanded availability of immersive TrueCut Motion-graded content to these unique premium experience theaters. In addition, we will be working with Meta to bring both new immersive and bespoke library content to their VR devices. We will do this while maintaining a lean organization with a relatively low threshold to reach positive cash flow. Coupled with approximately $50 million in cash and zero debt at quarter-end, we believe that we have ample flexibility to execute on our strategy and successfully scale what has the potential to be a highly valuable licensing business.
With that, I’ll turn the call to Haley to provide some additional financial details on the quarter.

Haley Aman
Thank you, Todd.
As reported in today’s press release, revenue for the third quarter of 2026 increased sequentially and year-over-year to approximately $378,000, bringing the first nine months total revenue to $888,000. For context, full year 2025 revenue was associated with Truecut was approximately $690,000.
Gross profit margin for the third quarter was 92.1%, compared with 60.9% in the previous quarter. The higher gross margin primarily reflected increased revenue contribution from licensing in the third quarter.
Total GAAP operating expenses for the third quarter were $3.8 million, compared to $3.4 million in the prior quarter. The sequential increase was largely the result of certain non-recurring expenses, which we believe will contribute to further streamlining our business and expenses going forward.
Turning to the balance sheet. The Company ended the third quarter with cash, cash equivalents and short-term marketable securities of approximately $50 million. The sequential change in the cash balance from the prior quarter was the result of approximately $1.8 million used from operations and approximately $1.2 million used to repurchase shares of Pixelworks common stock during the third quarter.
We remain committed to maintaining a strong balance sheet, and we continue to believe our existing cash, cash equivalents and short-term marketable securities balance provides ample flexibility to execute our strategy of building a pure-play, technology licensing business.
Heading into 2027, we’re encouraged by the growing pipeline for our motion grading services and early engagement with prospective licensing customers. We remain committed to maintaining disciplined and efficient operations to keep OpEx well controlled and stable. Together with what we believe are realistic revenue expectations, as well as the interest income from our invested cash, we anticipate sustained progress toward reducing cash burn to less than $1 million per quarter exiting 2027.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.